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                                                                     EXHIBIT 5.1


(214) 969-1368

                                November 30, 1998


INTERVOICE, INC.
17811 Waterview Parkway
Dallas, TX  75252

Attention:  Mr. Dean C. Howell, Vice President and Corporate Counsel

Gentlemen:

         Thompson & Knight, P.C. has acted as counsel to InterVoice, Inc. ("InterVoice") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 300,000 shares of common stock, no par value per share, of the Company (the "Shares"), subject to the InterVoice, Inc. Employee Stock Purchase Plan (the "Plan"). In connection with the foregoing, we have examined, among other things, the Registration Statement and such other documents and instruments as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to certain facts material to this opinion, we have relied, to the extent we considered appropriate, on certificates of officers of the Company.

         Based upon the foregoing, and subject to the qualifications set forth herein, it is our opinion that the Shares, when issued pursuant to the provisions of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                         Respectfully submitted,

                                         THOMPSON & KNIGHT, P.C.


                                         By: /s/ DAVID E. MORRISON
                                            ------------------------------------
                                               David E. Morrison, Attorney